EXHIBIT 23.1

CONSENT OF BEARD MILLER COMPANY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 pertaining to the Union National Financial Corporation Dividend Reinvestment and Stock Purchase Plan, of our report dated March 15, 2007, relating to the consolidated financial statements of Union National Financial Corporation appearing in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2006.  We further consent to the reference to our firm as it appears under the caption "Experts" in the registration statement and related prospectus of Union National Financial Corporation.

Beard Miller Company LLP
Harrisburg, Pennsylvania
August 2, 2007